                                                                     EXHIBIT 11


                               QUANEX CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (In thousands, except per share amounts)

                                                   Three Months Ended      Six Months Ended
                                                        April 30,              April 30,
                                                    -----------------      -----------------
                                                     1995       1994        1995       1994
                                                    ------     ------      ------     ------
                                                       (Unaudited)            (Unaudited)
Income before extraordinary charge................$  9,822   $  3,777    $ 14,475   $  5,545
Extraordinary charge - early extinguishment of debt    -          -        (2,021)       -
                                                    ------     ------      ------     ------
Net income........................................   9,822      3,777      12,454      5,545
Preferred dividend requirements...................  (1,483)    (1,483)     (2,967)    (2,967)
Net income attributable to                          ------     ------      ------     ------
  common stockholders.............................$  8,339   $  2,294    $  9,487   $  2,578
                                                    ======     ======      ======     ======
Weighted average shares
  outstanding-primary.............................  13,601     13,446      13,580     13,431
                                                    ======     ======      ======     ======
Earnings per common share:
  Primary:
   Earnings before extraordinary charge...........    0.62       0.17        0.85       0.19
   Extraordinary charge...........................     -          -         (0.15)       -
                                                    ------     ------      ------     ------
     Earnings per common share....................    0.62       0.17        0.70       0.19
                                                    ======     ======      ======     ======




Income before extraordinary charge................$  9,822   $  3,777    $ 14,475   $  5,545
Extraordinary charge - early extinguishment of debt    -          -        (2,021)       -
                                                    ------     ------      ------     ------
Net income........................................   9,822      3,777      12,454      5,545
                                                    ======     ======      ======     ======
Weighted average shares
  outstanding-primary.............................  13,601     13,446      13,580     13,431
Effect of common stock equivalents
  arising from stock options......................      12          8          23         20
Preferred stock assumed converted
  to common stock.................................   2,738      2,738       2,738      2,738
Weighted average shares                             ------     ------      ------     ------
  outstanding-fully diluted.......................  16,351     16,192      16,341     16,189
                                                    ======     ======      ======     ======

Earnings per common share:
  Assuming full dilution:
   Earnings before extraordinary charge...........    0.60       0.23        0.88       0.34
   Extraordinary charge...........................     -          -         (0.12)       -
                                                    ------     ------      ------     ------
     Earnings per common share....................    0.60       0.23        0.76       0.34
                                                    ======     ======      ======     ======
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